Exhibit 99.1

Eclipse Resources Corporation Announces First Quarter 2016 Results and Provides Extended Reach Lateral Update

STATE COLLEGE, PA- May 4, 2016- (BUSINESS WIRE) - Eclipse Resources Corporation (NYSE:ECR) (the “Company” or “Eclipse Resources”) today announced its first quarter 2016 financial and operational results, second quarter and full year 2016 guidance, and provided an update on its extended reach lateral well.

First Quarter 2016 Highlights:

•	Revenues were $49.6 million. Adjusted Revenue[1], which includes the impact of cash settled derivatives, grew to $58.9 million, representing a 12% increase relative to the first quarter of 2015

•	Adjusted EBITDAX[1] was $25.3 million, representing a 22% increase relative to the first quarter of 2015

•	During the quarter, the Company drilled its “Purple Hayes” well with a lateral extension of over 18,500 feet in under 18 days. Subsequent to quarter end, the Company completed the well with 124 frac stages, averaging 5.3 stages per day, finishing with a total estimated D&C cost of approximately $854 per lateral foot. The Company believes this is the longest, horizontal, onshore lateral ever drilled in the United States.

•	The Company maintained its voluntary production curtailment program during the quarter, averaging 201.1 MMcfe per day, which was in line with the Company’s targeted rate for the quarter, representing a 26% increase relative to the first quarter of 2015. The production mix was approximately 75% natural gas, 17% NGL’s and 8% oil

•	Unit operating expenses[2] fell to $0.95 per Mcfe, which were 27% below the low end of the Company’s previously issued guidance

•	The Company realized a natural gas price, before the impact of cash settled derivatives and firm transportation expenses, of $2.05 per Mcf, a $0.03 premium to NYMEX natural gas prices. The Company realized a natural gas price, after the impact of cash settled derivatives and firm transportation expenses, of $2.49 per Mcf, a $0.47 premium to NYMEX natural gas prices

•	The Company realized an average oil price, before the impact of cash settled derivatives of $23.21 per barrel, a $10.46 per barrel discount to WTI oil prices. The Company realized an oil price, after the impact of cash settled derivatives, of $46.42 per barrel, a $12.75 per barrel premium to WTI oil prices

•	The Company realized a natural gas liquids price, before the impact of cash settled derivatives of $12.70 per barrel. The Company realized a natural gas liquids price, after the impact of cash settled derivatives, of $13.43 per barrel, or approximately 40% of the average WTI oil price

•	Cash general and administrative expenses were $9.8 million, approximately 15% below the Company’s previously issued guidance

[1]	Non-GAAP measure. See reconciliation for details
[2]	Excludes firm transportation, DD&A, exploration and general & administrative expenses

•	During the quarter and subsequent to quarter end, as part of its strategic plan to streamline its operations and reduce both operating as well as general and administrative expenses, the Company completed two of its three planned non-core asset divestitures with net proceeds of $9.6 million, including the sale of its conventional assets in Ohio. Subsequent to the quarter end, the Company executed a binding purchase and sale agreement on its third planned non-core asset sale with expected proceeds of approximately $4 million, which is expected to close during the second quarter.

•	Subsequent to quarter end, and including the sale of its conventional assets, the Company continued to streamline its operations, reducing its employee base to align with current activity levels. As a result, the Company has reduced its cash general and administrative guidance for the year by 17% to $30 million, including $0.9 million of associated severance costs

•	Capital expenditures[3] were $24.1 million for the quarter, below the Company’s previously issued guidance range

•	During the quarter and subsequent to quarter end, the Company conducted open market purchases for $39.5 million of face amount of senior unsecured notes at a weighted average cost of 59.3% of face value, spending $23.5 million in cash before accrued interest, reducing the Company’s total senior unsecured notes from $550 million to $510 million and resulting in annual interest payment reductions of approximately $3.5 million

•	As of March 31, 2016, the Company had liquidity of $233.0 million consisting of $135.8 million in cash and cash equivalents and available borrowing capacity under the Company’s revolving credit facility of $97 million (after giving effect to $28 million of outstanding letters of credit)

•	Subsequent to quarter end, the Company added to its 2017 natural gas hedge positions by executing on an incremental 60,000 MMbtu per day of hedges through a combination of swaps, collars and three way derivatives. The Company now has 120,000 MMbtu per day of 2017 natural gas production hedged, or approximately 80% of its current gas production, at an average floor price[4] of $2.77 and an average ceiling price of $3.32.

Benjamin W. Hulburt, Chairman, President & CEO commented on the Company’s 2016 strategic plans, “As 2016 continues to unfold, our persistent focus on maintaining our voluntary production curtailment initiative remains in place to preserve our production for potentially higher commodity prices later in the year and into 2017. I believe our strategic decision to significantly reduce our capital spending in the first half of this year will allow us to maintain maximum financial flexibility as commodity prices recover. Our heightened sensitivity toward efficiency capture has led to further cost, as well as workforce reductions, and we will see our general and administrative expenses move significantly lower throughout the course of the year. As previously released, the full year capital budget of $168 million is skewed toward the second half of 2016. While preserving our balance sheet strength and liquidity position will continue to be the driving force of our business in the near term, we also intend on capitalizing on our industry leading well costs in the Utica Shale as we see commodity prices improve

[3]	Includes delay rental payments which are classified as exploration expense for financial reporting purposes
[4]	For the purposes of calculating three-way floor price, the higher valued put is used and service costs remain low. I am extremely proud of our team, who continue to outperform and set records in lateral footage per well, drilling days and stages per day, all of which translate into making Eclipse the low cost producer in the Utica Shale.”

Operational Discussion

For the first quarter of 2016, net production averaged 201.1 MMcfe per day. This level of production represents a 26% increase relative to average daily net production for the first quarter of 2015. The first quarter 2016 production consisted of approximately 75% natural gas, 17% natural gas liquids and 8% oil.

The Company’s production for the three months ended March 31, 2016 and 2015 is set forth in the following table:

	Three Months Ended March 31,
	2016	2015
Production:
Natural gas (MMcf)	13,687.3	9,865.3
NGLs (Mbbls)	513.7	394.5
Oil (Mbbls)	255.3	354.5
Total (MMcfe)	18,301.3	14,359.5
Average daily production volume:
Natural gas (Mcf/d)	150,410	109,614
NGLs (Bbls/d)	5,645	4,383
Oil (Bbls/d)	2,805	3,939
Total (Mcfe/d)	201,113	159,550

During the first quarter of 2016, the Company commenced drilling 1 gross (1.0 net) operated Utica Shale well, which we refer to as the Purple Haze well, with no new wells turned-to-sales. Additionally, the Company did not participate in the drilling and did not turn-to-sales any non-operated Utica Shale wells during the first quarter of 2016.

Commenting on the first quarter results, Thomas S. Liberatore, Eclipse Resources’ Executive Vice President & Chief Operating Officer said, “As previously outlined, the Company completed drilling its extended reach lateral test well, which we refer to as the Purple Hayes well, with a completed lateral length of just over 18,500 feet in the condensate area of our Utica Shale acreage in under 18 days. The well has a total measured depth of 27,048 feet inclusive of the lateral extension. I am pleased to say that the drilling and completion of the well progressed almost exactly as designed, which, although expected by us, was truly remarkable and groundbreaking execution by our team. This well continues to highlight the leading edge team that we have here at Eclipse. Our completions team was able to successfully complete 123 of 124 planned stages as designed at an impressive 5.3 average stages per day, and we saw no issues in completing the toe stages of the well. The well is believed to be the longest onshore lateral well ever drilled, and we drilled and completed it at a total cost of just $854 per lateral foot, an industry-wide step change in the cost structure of Utica Shale drilling. The well was put to sales on May 3rd and is being produced using our aggressive managed choke production method that is intended to tightly control the pressure drawdown over time to attempt to maintain what we believe to be the pressure dependent permeability of this formation and maintain pressures above dew point in the reservoir as long as possible. After the first 24 hours of flowback into sales, the well was producing at a rate of approximately 5.0 MMcf per day of gas, which we expect is approximately 1,300 BTU gas, and 1,200 barrels a day of condensate with flowing tubing pressures of approximately 3,200 pounds. We expect the gas rate to continue to increase as the well cleans up and we will be targeting a stabilized initial wellhead gas rate of 5.6 MMcf per day. Based on our processing models and wells in the area, we expect an NGL yield of approximately 80-90 barrels per MMcf assuming ethane rejection and a post processing gas shrink of approximately 15%. The current wellhead condensate yield is approximately 40% higher than we have originally modeled but after stabilization and the well cleans up, we expect the condensate yield to be inline with our original estimates of approximately 175-180 barrels per MMcf of gas. At this point we are very excited about these very early stage results, however, it is obviously still very difficult to draw definitive conclusions about the long-term performance of the well. We will be evaluating its performance over the coming months to determine if the recovery per foot of lateral is in line with our shorter lateral type curve expectations for the condensate areas.”

Financial Discussion

Revenues for the first quarter of 2016 totaled $49.6 million, representing a 13% increase as compared to revenues for the first quarter of 2015. Adjusted Revenue, which includes the impact of cash settled derivatives, and excludes brokered natural gas and marketing revenue, totaled $58.9 million, representing a 12% increase over Adjusted Revenue of $52.4 million in the first quarter of 2015. The net loss for the first quarter of 2016 was $40.7 million, or $0.18 per share. Adjusted EBITDAX was $25.3 million for the first quarter of 2016, or $0.11 per share.

Adjusted Revenue and Adjusted EBITDAX are non-GAAP financial measures. Tables reconciling Adjusted Revenue and Adjusted EBITDAX to the most directly comparable GAAP measures can be found at the end of the financial statements included in this press release.

The Company’s average realized price received during the first quarter of 2016, including the impact of cash settled derivatives and natural gas firm transportation expenses was $2.89 per Mcfe compared to $3.60 per Mcfe in the first quarter of 2015.

Average realized price calculations are set forth in the table below:

	Three Months Ended March 31,
	2016	2015
Average Sales Price (excluding cash settled derivatives)
Natural gas ($/Mcf)	$2.05	$2.66
NGLs ($/Bbl)	12.70	19.17
Oil ($/Bbl)	23.21	35.66
Total average prices ($/Mcfe)	2.21	3.23
Average Sales Price (including cash settled derivatives)
Natural gas ($/Mcf)	$2.93	$3.27
NGLs ($/Bbl)	13.43	19.17
Oil ($/Bbl)	46.42	35.66
Total average prices ($/Mcfe)	3.20	3.66

	Three Months Ended March 31,
	2016	2015
Average Sales Price (including firm transportation)
Natural gas ($/Mcf)	$1.61	$2.59
NGLs ($/Bbl)	12.70	19.17
Oil ($/Bbl)	23.21	35.66
Total average prices ($/Mcfe)	1.88	3.19
Average Sales Price (including cash settled derivatives and firm transportation)
Natural gas ($/Mcf)	$2.49	$3.19
NGLs ($/Bbl)	13.43	19.17
Oil ($/Bbl)	46.42	35.66
Total average prices ($/Mcfe)	2.89	3.60

For the first quarter of 2016, total operating expenses, excluding interstate firm transportation expense, depreciation, depletion and amortization expense and general and administrative expense, were $17.5 million, or $0.95 per Mcfe, below the low end of the Company’s previously issued guidance. Interstate firm transportation expense was approximately $6.1 million, or $0.33 per Mcfe. A breakout of operating expenses is listed in the table below:

	Three Months Ended March 31,
	2016	2015
Operating expenses (in thousands):
Lease operating	$2,677	$3,346
Transportation, gathering and compression	23,137	12,451
Production and ad valorem taxes	(2,284)	2,100
Depreciation, depletion and amortization	15,113	42,432
General and administrative	11,274	11,943
Operating expenses per Mcfe:
Lease operating	$0.15	$0.23
Transportation, gathering and compression	1.26	0.87
Production, severance and ad valorem taxes	(0.12)	0.15
Depreciation, depletion and amortization	0.83	2.95
General and administrative	0.62	0.83

Production and ad valorem taxes were ($2.3) million for the three months ended March 31, 2016 compared to $2.1 million for the three months ended March 31, 2015. Production and ad valorem taxes decreased from the three months ended March 31, 2015 to the three months ended March 31, 2016 due to reductions to ad valorem expenses resulting from a change in estimated accruals based on additional information received in the current period.

As a result of the decline in commodity prices, the Company recognized an impairment expense of $17.7 million relating to proved properties in the Marcellus Shale. In addition, the Company recognized an impairment of $9.4 million related to unproved leasehold expirations for the quarter ended March 31, 2016 which is included in exploration expense.

Financial Position and Liquidity

As of March 31, 2016, the Company had liquidity of $233.0 million consisting of $135.8 million in cash and cash equivalents, and available borrowing capacity under the Company’s revolving credit facility of $97 million (after giving effect to outstanding letters of credit issued by the Company of $28 million).

First quarter 2016 capital expenditures were $24.1 million. These expenditures included $12.7 million for drilling and completions (operated drilling and completions of $12.3 million and non-operated drilling and completions of $0.4 million), $0.9 million for midstream reimbursements, $0.5 million for corporate capital expenses and $10 million for land related expenditures1.

During the three months ended March 31, 2016, the Company repurchased and retired $18.5 million of the outstanding senior unsecured notes on the open market for $9.1 million, which resulted in a gain on retirement of debt of approximately $8.7 million. Subsequent to the three months ended March 31, 2016, the Company repurchased and retired $21.0 million of the outstanding senior unsecured notes on the open market for $14.3 million. The total amount retired to date equates to $39.5 million or 7% of the senior unsecured notes outstanding.

Matthew R. DeNezza, Executive Vice President and Chief Financial Officer, commented, “Despite our lower production and activity levels our gas marketing team’s ability to optimize our production stream has consistently allowed the Company to realize an uplift relative to Appalachian Basin market pricing and for the last three quarters, achieved a premium to the NYMEX benchmark. Additionally, we continue to focus on our liquidity and balance sheet strength. During the quarter and subsequent to quarter end, we completed the sale of two non-core assets for $9.6 million in net proceeds, and we were able to act opportunistically to repurchase $39.5 million of the Company’s senior unsecured notes at an average price of 59% of par. These repurchases will allow us to achieve $3.5 million in interest savings per year. While the price of our senior unsecured notes has moved up significantly since the beginning of the year, we were pleased to reduce our leverage while prices were still at what we view as being at artificially low prices. Finally, we recently added to our natural gas hedge positions. While we have been close to fully hedged in 2016, we now have used the recent uplift in the natural gas markets to double our 2017 natural gas hedge position. We now have 120,000 MMbtu per day hedged at an average floor price of $2.77 and average ceiling price of $3.32. As we continue to develop our 2017 plan in the coming quarters, we will continue to opportunistically add to these positions as well as to commence hedging our 2017 oil exposure. We are optimistic about the coming year and will attempt to retain some amount of upside participation as we put these hedges in place.”

[1]	Includes delay rental payments which are classified as exploration expense for financial reporting purposes

Commodity Derivatives

The Company engages in a number of different commodity trading program strategies as a risk management tool to mitigate the potential negative impact on cash flows caused by price fluctuations in natural gas, natural gas liquids and oil prices. The Company’s natural gas derivative portfolio currently stands at projected 2016 production for a total average hedged volumes of 135,000 MMbtu per day, with a weighted average price of $3.11 per MMbtu. The Company expects to continue to opportunistically add to this natural gas, natural gas liquids and crude oil derivative portfolio. Below is a table that illustrates the Company’s current hedging activities:

Natural Gas Derivatives

Description	Volume (MMBtu/d)	Production Period	Weighted Average Price ($/MMBtu)
Natural Gas Swaps:
	65,000	April 2016 – December 2016	$3.28
Natural Gas Collar:
Floor purchase price (put)	30,000	April 2016 – December 2017	$3.00
Ceiling sold price (call)	30,000	April 2016 – December 2017	$3.50
Floor purchase price (put)	30,000	January 2017 – December 2017	$2.50
Ceiling sold price (call)	15,000	January 2017 – December 2017	$3.02
Ceiling sold price (call)	15,000	January 2017 – December 2017	$3.04
Natural Gas Three-way Collars:
Floor purchase price (put)	40,000	April 2016 – December 2016	$2.90
Ceiling sold price (call)	20,000	April 2016 – December 2016	$3.25
Ceiling sold price (call)	20,000	April 2016 – December 2016	$3.22
Floor sold price (put)	40,000	April 2016 – December 2016	$2.35
Natural Gas Call/Put Options:
Put sold	16,800	April 2016 – December 2016	$2.75
Call sold	40,000	January 2018 – December 2018	$3.75

Oil Derivatives

Description	Volume (Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Swaps:
	850	April 2016 – December 2016	$45.55
Oil Three-way Collar:
Floor purchase price (put)	1,000	April 2016 – December 2016	$60.00
Ceiling sold price (call)	1,000	April 2016 – December 2016	$70.10
Floor sold price (put)	1,000	April 2016 – December 2016	$45.00
Oil Call/Put Options:
Call sold	1,000	January 2018 – December 2018	$50.00

NGL Derivatives

Description	Volume (Gal/d)	Production Period	Weighted Average Price ($/Gal)
Propane Swaps:
	42,000	April 2016 – December 2016	$0.46
	21,000	April 2016 – June 2016	$0.44
	10,500	July 2016 – September 2016	$0.46

Subsequent to March 31, 2016, the Company entered into the following derivative instruments:

Description	Volume (MMbtu/d)	Production Period	Weighted Average Price ($/MMbtu)
Natural Gas Swaps:
	10,000	January 2017 – December 2017	$2.98
Natural Gas Collar:
Floor purchase price (put)	20,000	January 2017 – December 2017	$2.75
Ceiling sold price (call)	20,000	January 2017 – December 2017	$3.29
Natural Gas Three-way Collars:
Floor purchase price (put)	30,000	January 2017 – December 2017	$2.75
Ceiling sold price (call)	30,000	January 2017 – December 2017	$3.57
Floor sold price (put)	30,000	January 2017 – December 2017	$2.25

Guidance

The Company issued the following amended second quarter and full year 2016 guidance in the table below:

	Q2 2016	FY 2016
Production MMcfe/d	~200	~200
% Gas	70% - 80%	70% - 80%
% NGL	15% - 17%	14% - 18%
% Oil	8% - 10%	7% - 11%
Gas Price Differential ($/Mcf)[1]	$(0.20) - $(0.30)	$(0.15) - $(0.25)
FT Expense	$(0.40) - $(0.50)	$(0.35) - $(0.45)

Gas Price Differential with FT expense[1]	$(0.60) - $(0.80)	$(0.50) - $(0.70)
Oil Differential ($/Bbl)[1]	$(10.00) - $(12.00)	$(10.00) - $(13.00)
NGL Prices (% of WTI)[1]	20% - 25%	20% - 30%
Operating Expenses ($/Mcfe)[2]	$1.20 - $1.30	$1.20 - $1.30
Cash G&A ($mm)[3]	$8 - $9	$30
CAPEX ($mm)[4,5]	$20	$168

1.	Excludes impact of hedges
2.	Excludes firm transportation, DD&A, exploration, and general and administrative expenses
3.	Excludes costs associated with rig terminations and includes approximately $0.9 million of severance costs
4.	Includes routine lease acquisition, land related expenses, and net of projected midstream reimbursements; excludes land and producing asset acquisitions
5.	Includes delay rental payments which are classified as exploration for financial reporting purposes

Conference Call

A conference call to review the Company’s financial and operational results is scheduled for Thursday, May 5, 2016 at 10:00 a.m. Eastern Time. To participate in the call, please dial 877-709-8150 or 201-689-8354 for international callers and reference Eclipse Resources First Quarter 2016 Earnings Call. A replay of the call will be available through July 5, 2016. To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13635504. A live webcast of the call may be accessed through the Investor Center on the Company’s website at www.eclipseresources.com. The webcast will be archived for replay on the Company’s website for six months.

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$135,821	$184,405
Accounts receivable	16,916	27,476
Assets held for sale	21,965	21,971
Other current assets	32,265	35,532

Total current assets	206,967	269,384
PROPERTY AND EQUIPMENT, AT COST
Oil and natural gas properties, successful efforts method
Unproved properties	720,948	720,159
Proved properties, net	236,290	265,838
Other property and equipment, net	7,962	7,971

Total property and equipment, net	965,200	993,968
OTHER NONCURRENT ASSETS
Other assets	998	2,520
Deferred income taxes	—	540

TOTAL ASSETS	$1,173,165	$1,266,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$22,192	$34,717
Accrued capital expenditures	5,940	10,956
Accrued liabilities	18,216	25,462
Accrued interest payable	9,788	23,809
Liabilities held for sale	19,021	18,898

Total current liabilities	75,157	113,842
NONCURRENT LIABILITIES
Debt, net of unamortized discount and debt issuance costs	509,995	527,248
Asset retirement obligations	3,487	3,401
Other liabilities	3,237	1,367

Total liabilities	591,876	645,858
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 1,000,000,000 authorized, 222,932,600 and 222,674,270 shares issued and outstanding, respectively	2,230	2,227
Treasury stock, shares at cost; 67,309 shares at March 31, 2016	(51)	—
Additional paid in capital	1,830,552	1,829,082
Accumulated deficit	(1,251,442)	(1,210,755)

Total stockholders’ equity	581,289	620,554

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,173,165	$1,266,412

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2016	2015
REVENUES
Oil and natural gas sales	$40,488	$46,450
Brokered natural gas and marketing	9,118	(2,636)

Total revenues	49,606	43,814
OPERATING EXPENSES
Lease operating	2,677	3,346
Transportation, gathering and compression	23,137	12,451
Production and ad valorem taxes	(2,284)	2,100
Brokered natural gas and marketing	9,402	—
Depreciation, depletion and amortization	15,113	42,432
Exploration	15,656	13,453
General and administrative	11,274	11,943
Rig termination	2,663	7,057
Impairment of oil and gas properties	17,665	—
Accretion of asset retirement obligations	86	386
(Gain) loss on sale of assets	(22)	80

Total operating expenses	95,367	93,248

OPERATING LOSS	(45,761)	(49,434)
OTHER INCOME (EXPENSE)
Gain on derivative instruments	10,550	11,371
Gain on early extinguishment of debt	8,664	—
Interest expense, net	(13,461)	(14,021)
Other income (expense)	(139)	402

Total other income (expense), net	5,614	(2,248)

LOSS BEFORE INCOME TAXES	(40,147)	(51,682)
INCOME TAX BENEFIT (EXPENSE)	(540)	17,579

NET LOSS	$(40,687)	$(34,103)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.18)	$(0.17)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	222,784	203,750

Adjusted Revenue

Adjusted Revenue is a non-GAAP financial measure. The Company defines Adjusted Revenue as follows: total revenue plus cash settled derivatives less brokered gas and marketing revenue. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and GAAP revenue.

	For the three months ended March 31,
	2016	2015
Total Revenues	$49,606	$43,814
Net cash receipts (payments) on derivative instruments	18,378	5,965
Brokered natural gas and marketing	(9,118)	2,636

Adjusted revenue	$58,866	$52,415

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by the Company to evaluate its financial results. The Company defines Adjusted EBITDAX as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; and other unusual or infrequent items. Adjusted EBITDAX is not a measure of net income as determined by GAAP. See the table below for a reconciliation of Adjusted EBITDAX to net loss.

	Three Months Ended March 31,
	2016	2015
Net loss	$(40,687)	$(34,103)
Depreciation, depletion & amortization	15,113	42,432
Exploration expense	15,656	13,453
Rig contract termination	2,663	7,057
Stock-based compensation	1,473	747
Impairment of proved oil and gas properties	17,665	—
Accretion of asset retirement obligations	86	386
Gain on derivative instruments	(10,550)	(11,371)
Net cash receipts on derivative instruments	18,378	5,965
Interest expense, net	13,461	14,021
(Gain) loss on sale of assets	(22)	80
Gain on early extinguishment of debt	(8,664)	—
Other (income) expense	139	(402)
Income tax (benefit) expense	540	(17,579)

Adjusted EBITDAX	$25,251	$20,686

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 4, 2016 (the “2015 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2015 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Contact:

Eclipse Resources Corporation

Douglas Kris

Manager, Investor Relations

814-325-2059

dkris@eclipseresources.com